Exhibit 10.11

Master Purchasing Agreement

This Master Purchasing Agreement (hereinafter the “Agreement”) is effective as of December 5, 2011 (hereinafter the business located at 150 Clearbrook Rd., Suite 162, Elmsford, NY 10523, Weifang GoerTek Electronics, Co., Ltd. (hereinafter “GoerTek”), with business license number [NUMBER] and registered address at [Dongfang North Road, Hi-Tech Industry Development District, Weifang Shandong, China]; and [Goertek Inc.] (hereinafter “GoerTek Parent Company”), with business license number [NUMBER] and registered address at [Address]. In this Agreement, the term “Party” refers individually to VTB, GoerTek, or the GoerTek Parent Company and the term “Parties” refers collectively to VTB, GoerTek, and the GoerTek Parent Company.

1.	Definitions

1.1	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.2	“IPRs” means any and all intellectual and industrial property and other proprietary rights, arising in any jurisdiction, whether registered or unregistered, including such rights in: (a) patents, patent applications, inventions and other industrial property rights, including all applications, registrations, extensions, renewals, continuations, continuations-in-part, combinations, divisions and reissues of the foregoing, (b) non-public technical or business information, Know-How, trade secrets, ideas, confidential information and rights to limit the use or disclosure thereof by any person, in each case whether or not patentable including business and technical information, inventions and discoveries, (c) works of authorship, whether or not copyrightable, including writings, databases, computer software programs and documentation; (d) copyrights, mask works, registrations or applications for registration of copyrights or mask work rights, and any renewals or extensions thereof; and (f) all rights of any kind in databases, inventions, designs, industrial designs, topographies, firmware, software, trade names, business names, internet domain names, trademarks, services marks, and devices (whether or not registered).

1.3	“Know-How” means information, practical knowledge, techniques, and skill required to manufacture a given product or technology, and any training in any of the foregoing or physical embodiments thereof.

1.4	“Person” means a natural person, firm, corporation, partnership, association, limited liability company, union, trust or estate or any other entity or organization whether or not having separate legal existence, including any government authority.

1.5	“Purchase Order” (“PO”) means a purchase order in the form attached hereto as Schedule A issued to GoerTek by VTB either by fax, email or other written format, specifying in writing a request for Products and/or Services.

1.6	“Product” means goods ordered by VTB from GoerTek, either in the form of assembled Printed Circuit Boards (“PCB”) or completed units with or without PCBs inside an enclosure, as specified in a PO. Products include VTB Products, as defined below.

1.7	“VTB Product” means a Product that is designed in part or entirely by or on behalf of VTB or incorporates or uses any VTB IPR.

1.8	“Services” means any services provided by GoerTek for the manufacturing and delivery of Products specified in a PO, which may include one or more of the following: (a.) Procure electronic components, assembly parts, PCBs, enclosures, and other Components or tooling. (b.) Manufacture, test, perform quality control, assemble, and provide other necessary production services. (c.) Procure cables and accessories, printed materials and other Components required for the packaging of Products as finished retail goods. (d.) Obtain required regulatory certifications.

1.9	“Specifications” means documents provided by VTB for the purpose of defining the operating parameters, industrial design and styling, electrical specifications, testing procedures, and other quality requirements or metrics for Products.
1.10	“Vendor” means a third party Person provider who is contracted by GoerTek to assist in the production of Products or to provide any Services.

2.	General Terms Applicable to the Sale and Purchase of all Products and Services

2.1	General Purchasing Terms: Subject to Sections 3.4 and 7.2 hereof, the price for Services and for Products shall be as agreed from time to time by GoerTek and VTB and set forth in POs issued by VTB and accepted by GoerTek. VTB shall not be liable to pay any amounts, fees or costs to GoerTek except (i) pursuant to a valid PO issued by VTB and accepted by GoerTek on the terms and conditions of this Agreement or (ii) for any unused materials existing upon termination of this Agreement by VTB that were purchased by GoerTek prior to delivery of a notice of such termination as required by and in accordance with (a) the lead times set forth in a valid 8 week open PO issued by VTB and accepted by Goertek or (b) mutually agreed long lead time purchase commitments based on the VTB official forecasts, in each case, on the terms and conditions of this Agreement to the extent that Goertek is unable to otherwise use such materials (the “Remaining Materials”). Unless otherwise specified in the PO, the price specified in such PO shall be the total gross amount payable in respect of the Products or Services ordered thereunder, inclusive of all charges and amounts whatsoever, including packaging, boxing, and processing; provided, that, such prices will be adjusted to reflect any changes in terms from FCA, Incoterms 2010, Qingdao. Without limitation of the foregoing, all prices for Products and Services shall be inclusive of all national, provincial, local and other taxes, duties, and charges in the jurisdiction where GoerTek is located, including, without limitation, PRC VAT and PRC business tax. VTB shall have no liability for any taxes, duties or other charges for which it has an appropriate exemption.

2.2	Transfer of Title: GoerTek shall make the Product shipments available FCA, Incoterms 2010, Qingdao, unless different terms are specified in the relevant PO. GoerTek shall execute and deliver a bill of sale or any other document that may be reasonably requested by VTB in order to convey good title to VTB at the time of delivery. GoerTek shall, at the request of VTB, do or procure to be done all further acts and execute all further documents and instruments that may from time to time be necessary to vest in VTB good and valid title to the Products.

2.3	Purchase Orders and Acceptance: GoerTek shall, within seven (7) business days of receipt of a PO from VTB, respond to such PO by: (a) agreeing to provide the Products and/or Services specified therein by indicating its acceptance in the space provided for that purpose on the PO and returning an executed copy to VTB; (b) rejecting such PO by indicating its rejection in the space provided for that purpose on the PO and returning an executed copy to VTB; or (c) rejecting such PO, and proposing changes to the PO, by indicating its rejection and counterproposal in the space provided for that purpose on the PO and returning an executed copy to VTB with a detailed written statement of its counterproposal. GoerTek shall be deemed to accept, without modification, any PO which it does not formally reject within the initial seven (7) business day period in the manner described for rejection by the preceding sentence. No terms and conditions in any counterproposal by GoerTek shall be deemed accepted by VTB until incorporated in a revised valid PO issued by VTB to GoerTek in accordance with this Agreement. The Parties agree that the only method for validly rejecting or proposing changes to a PO shall be to indicate such rejection, or such rejection and counterproposal, in the appropriate places on the PO and returning to VTB in accordance with this Section 2.3. Any other form of response, including any different, additional, or contrary terms contained in any GoerTek form or pre-printed response, shall be disregarded. GoerTek’s right to reject a PO shall further be subject to the limitations of Section 3.4 hereof. VTB may withdraw a PO at any time prior to GoerTek’s acceptance without liability of any kind.

3.	VTB Products

3.1	Manufacturing Process and Specifications: GoerTek shall manufacture all VTB Products in accordance with the Specifications provided by VTB. Finished products shall be consistent in all material respects with any samples approved by VTB. GoerTek shall not modify any Specifications without VTB’s prior express written approval, provided, however, that GoerTek shall immediately notify VTB of any design errors, defects, ambiguities, inconsistencies or omissions in any Specifications which may come to the attention of GoerTek. Manufacturing and quality testing processes for VTB Products shall be mutually agreed upon and shall not be changed by GoerTek without VTB’s express written approval.
3.2	Price for VTB Products: VTB Products shall be priced on a costs plus profits basis. As to any VTB Product, GoerTek shall provide a proposed price quotation and a detailed statement of the costs and profit used to determine such proposed price (a “Price Analysis”). The Price Analysis shall include time analysis for production and testing, material costs (supported by a detailed Bill of Materials (“BOM”) providing a list of the raw materials, sub-assemblies, intermediate assemblies, sub-components, components, parts (collectively, “Components”) and the quantities and unit prices of each needed to manufacture the VTB Product), tooling, Vendor services, labor and overhead. The BOM shall include all Component details, including supplier name, part number, and cost; provided, that, GoerTek shall provide the location of a supplier upon request by VTB. All costs of manufacturing other than GoerTek’s profit shall hereinafter be referred to as “Manufacturing Costs.” Manufacturing Costs shall not include any NRE activities in accordance with Section 3.6 hereof. As to each VTB Product, GoerTek and VTB shall agree in writing on a final Price Analysis setting forth an agreed Manufacturing Cost and profit margin per unit, along with an agreed final price per unit for any initial order (the “Initial Price”). GoerTek may not change any Components without VTB’s prior written approval.

3.3	Continuous Cost Reductions: GoerTek and VTB agree to work together in good faith for continuous reductions in Manufacturing Costs, including Component, labor, overhead and other Manufacturing Costs. GoerTek agrees to use commercially reasonable efforts to ensure that the same individuals are available to review Manufacturing Costs on a monthly basis and propose reductions in writing to VTB.

3.4	Price Adjustments: The price for each VTB Product shall be the Initial Price as adjusted from time to time: (a) as volume milestones are reached, in accordance with Schedule B, VTB – GoerTek Cost Reduction Commitments and (b) as may be required by Section 7.2 hereof. Notwithstanding anything expressed or implied to the contrary in Section 2.3 or elsewhere in this Agreement: (a) GoerTek agrees, during the term of this Agreement, to manufacture all of VTB’s requirements for VTB Products as ordered by VTB at the price determined in accordance with this Section 3.4; and (b) GoerTek shall accept all POs validly issued by VTB in accordance with this Agreement for VTB Products provided that such PO specifies a price no less than the price determined in accordance with this Section 3.4.

3.5	Vendors: GoerTek shall inform VTB of any Vendors it intends to use in the manufacture of any VTB Products or providing any Services to VTB. GoerTek shall not employ any Vendor, or otherwise subcontract any aspect of manufacturing VTB Products or providing Services to VTB, without VTB’s prior express written consent. GoerTek shall procure that VTB have the right, at any time during business hours and from time to time, to inspect the facilities of any Vendor If VTB does not approve a Vendor proposed by GoerTek, GoerTek shall propose alternative Vendors to replace the Vendor of which VTB disapproved. VTB may at any time and from time to time withdraw any consent to a particular Vendor.

3.6	Engineering Labor: GoerTek shall not charge VTB the full engineering labor fees associated with the non-recurring engineering (NRE) activities during the product development phase of new products, however, if VTB wishes to attain the sole and exclusive ownership to IPR determined according to section 5.2 below, VTB shall pay to GTK the full engineering labor cost reflected in the most recently updated product cost quote shown in the “labor” worksheet, prior to mass production, or as otherwise agreed upon by the parties in writing. Subject to Section 2.1 hereof, GoerTek may charge VTB for fees associated with other aspects of product development, including, but not limited to, product certification, tooling, specific testing and production equipment and samples in accordance with a valid PO for such services issued by VTB and accepted by GoerTek specifying the fees for such services, which shall be mutually agreed upon by the parties.

4.	Payment and Delivery

4.1	Delivery: GoerTek shall comply with VTB’s billing and delivery instructions shown on the PO or otherwise communicated to GoerTek. GoerTek shall deliver the Products ordered by VTB to any common carrier or shipper designated by VTB FCA, Incoterms 2010, Qingdao, or on such other terms as may be specified in the PO, on the date specified in the PO. Without limitation of the foregoing, the Seller shall at all times maintain inventory, materials and Components on hand sufficient to meet reasonably projected requirements for the production and timely delivery of Products to VTB. When Products are received improperly marked or routed and VTB is put to extra expense to deliver such Products to the proper location, VTB may offset the extra expense incurred against sums otherwise owed to GoerTek.
4.2	Change Orders: Subject to Section 4.3 and Section 4.4 hereof, VTB may change the shipping instructions, extend the delivery date as to all or part of any order, or cancel all or part of an order set forth in any accepted PO by providing written notice to GoerTek prior to the delivery shipment date specified on the PO (a “Change Order”).

4.3	Extending Delivery Date. VTB may provide a Change Order extending the delivery date otherwise specified in a PO, without penalty, as to a number of units of Products up to the following percentages of the total units of Products ordered in the PO, such extension not to exceed 90 calendar days:

Number of Calendar Days of Advanced Notice Before Delivery Date in the PO	Percentage of Units Ordered under a Given PO the Delivery Date of Which May Be Extended by up to 90 Calendar Days
0 - 21 days	0%
22 - 50 days	Up to 50%
51 - 77 days	Up to 75%
78 days or more	Up to 100%

For the purposes of calculating the number of units the delivery date of which may be extended, no distinction shall be made between Products of different types ordered in a single PO and VTB may allocate the permitted percentage of units to be rescheduled among different Product types in its discretion.

4.4	Cancellation: VTB may provide a Change Order cancelling an order for Products up to the following percentages of the total units of Products ordered in the relevant PO:

Number of Calendar Days of Advanced Notice Before Delivery Date in the PO	Percentage of Scheduled Shipment that May Be Cancelled
0 - 30 days	0%
31 to 60 days	Up to 25%
61 - 90 days	Up to 50%
More than 90 days	Up to 100%

As to cancellations permitted by this Section 4.4, GoerTek may nevertheless charge a cancellation fee not to exceed its actual costs from the cancellation, which cancellation fee shall be its sole remedy. After receipt of a Change Order specifying a cancellation, GoerTek shall use its best efforts to mitigate its actual costs, including without limitation by stopping production, cancelling materials with its suppliers, and using materials and Components for other products as much as possible to reduce VTB’s liability. Notwithstanding anything herein to the contrary, in no event shall VTB’s liability for cancellation of an order of VTB Products exceed the cost of Components for the cancelled units as shown in the relevant BOM, as such cost may be reduced from time to time in accordance with Section 3 hereof. As to any cancelled order for which GoerTek has charged a cancellation fee, all Components, partially-assembled Products, or Products in respect of which a cancellation fee has been charged shall be the sole property of VTB and GoerTek shall ship such materials to any address specified by VTB at VTB’s expense.

4.5	Customs Clearance: Upon GoerTek’s written request, VTB shall provide necessary documents according to China’s regulations to facilitate GoerTek to handle customs clearance as required. GoerTek will provide an appropriate certification stating the country of origin for Products sufficient to satisfy the requirements of the customs authorities of the destination country or countries and any applicable customs or import/export regulations of such countries, including without limitation those of the United States. GoerTek will assure that Products and containers of Products are marked with the country of origin, as required by applicable regulations of any jurisdiction or as otherwise reasonably requested by VTB. If Products are imported into the United States, or another destination as stated in the PO, GoerTek will, upon direction by VTB, allow VTB or its designated customer to be the importer of record. If VTB is not the importer of record, GoerTek will, upon VTB’s request, provide VTB with documents required by the customs authorities of the country of receipt to prove proper importation. If the customs clearance is delayed due to VTB’s insufficient information or VTB’s fault, GoerTek is not liable for VTB’s loss.

4.6	Late Delivery: GoerTek shall deliver the Products on the date indicated in the relevant PO. If GoerTek fails to make timely deliveries of the Products meeting the product quality standards set forth in this Agreement and as provided for in any submitted and accepted PO, VTB shall not be required to accept such delivery. If GoerTek is unable to (i) deliver the Products within fourteen (14) calendar days after the date indicated in the relevant PO or (ii) make available to the common carrier within seven (7) calendar days after the date indicated in the relevant PO, GoerTek shall deliver such Products to a common carrier approved by VTB for overnight air shipment at GoerTek’s expense. In the event GoerTek makes a delayed delivery of the Products, VTB may agree (while reserving all other rights) to accept such delivery and adjust the purchase price by an amount equal to the original purchase price multiplied by 0.05 percent per day multiplied by the number of calendar days delivery of conforming Products was delayed, provided that such delay was (a) not caused by an event of force majeure and (b) not solely due to delays in common carrier booking caused by VTB.

4.7	Deliveries of Less than Full Amount: In the event that a delivery contains less than 99% of the Products than ordered by VTB in the related submitted and accepted PO, VTB may reject such delivery in its entirety. Provided that shipment for the lesser amount shows no signs of tempering or broken custom seal at the time of receiving. Alternatively, VTB shall have the right, but not the obligation, to accept the lesser quantity and reduce the purchase price pro rata to the amount and type of the Products actually delivered. Acceptance of such lesser amount shall not preclude VTB from pursuing any remedies available to it resulting from Seller’s failure to deliver the full amount of Products ordered.

4.8	Payment Currency: Unless otherwise agreed to by both parties in writing, all transactions under this Agreement shall be in United States dollars.

4.9	Credit Line: GoerTek shall provide VTB a revolving line of credit (hereinafter the “Credit Line”) of Ten Million United States Dollars (US$10,000,000) for use in purchasing Products and Services from GoerTek. GoerTek shall apply the Credit Line automatically to any amounts payable for the purchase of Products or Services on the date of delivery. Funds borrowed against the Credit Line shall be due sixty (60) calendar days after the date applied to the purchase price of Products or Services. Simple interest on late payments shall accrue at the rate of 3.5% per annum. GoerTek shall provide VTB with detailed monthly written statements showing amounts charged against the Credit Line, the dates such charges were made, the date payment is due, and any interest on such amounts. The written statements shall additionally show the total amount remaining on the Credit Line. Amounts due exceeding the available credit under the Credit Line shall be paid by means mutually agreeable to the GoerTek and VTB. Notwithstanding any prior payment or application to the Credit Line, all Products and Services hereunder shall be subject to final inspection and approval by VTB, within thirty (30) calendar days after delivery. VTB is not required to accept any Non-Conforming Products, notwithstanding any usage of trade or common practices to the contrary, and VTB shall have no obligation to make any payment in respect of Non-Conforming Products. For the avoidance of doubt, the acceptance of Products for delivery by a common carrier or shipper does not constitute VTB’s acceptance of such Products under this Section 4.9 and acceptance of products by VTB shall not preclude any other remedy by VTB in respect of defective or Non-Conforming Products or otherwise for breach of this Agreement.

5.	Intellectual Property and Proprietary Materials

5.1	Intellectual Property: All IPRs and other legal, moral and equitable rights of any kind provided by VTB or any of its Affiliates to GoerTek (collectively, “VTB IPR”) shall remain the exclusive property of VTB. For the avoidance of doubt, any IPRs embedded in or derived from VTB’s proprietary Audio Signal Processing technology shall constitute VTB IPRs.
5.2	VTB and GoerTek IPRs Developed by GoerTek: Any new IPRs and other new legal, and equitable rights of any kind created by GoerTek or its Affiliates or its Vendors, or any of their respective agents, directors, or employees (collectively, “GoerTek Representatives”) during the performance of any design, engineering, or other work in connection with the design or manufacture of a VTB Product, or by GoerTek or GoerTek Representatives jointly with VTB, or otherwise by GoerTek or GoerTek Representatives at VTB’s request or for VTB’s benefit (collectively, the “Work”), shall constitute VTB IPRs and belong to VTB subject to full payment of Non-Recurring Engineering (NRE) charge. All modifications or improvements to VTB Products developed by GoerTek or GoerTek Representatives, whether independently or in cooperation with VTB, shall be the property of VTB subject to full payment of Non-Recurring Engineering (NRE) charge. VTB grants GoerTek a limited non-exclusive, royalty free license to use VTB IPRs during the course of the Agreement only to the extent necessary to perform its obligations under the Agreement. GoerTek will retain ownership of any improvements to its own IPRs developed independently of, and not derived from, the VTB IPRs, though it grants VTB, and its successors, assigns, or designees a perpetual, royalty-free, non-exclusive license to use such IPRs only as incorporated into the Work to the extent necessary to continue to produce, sell or develop of the VTB Products, as set forth in greater detail in Section 5.8 below.

VTB shall have the right to use the whole Work, any part or parts thereof, or none of the Work, as it deems fit in its sole and absolute discretion. VTB may alter the Work, add to it, or combine it with any other work or works, in its sole and absolute discretion. All original material created by GoerTek or GoerTek Representatives related to the Work or this Agreement, and all original material submitted by GoerTek or GoerTek Representatives to VTB, including but not limited to BOMs, Price Analyses, design, documentation, graphic renderings, industrial design and styling sketches, diagrams, notes, computer files, and memoranda, shall be the property of VTB whether or not VTB uses such material.

All documentation and all other materials and information prepared by any Person in connection with the production of the Work, except improvements to GoerTek’s IPRs that are developed independently of, and not derived from VTB IPRs, shall be VTB’s property and GoerTek shall provide all such material or documentation to VTB upon any request by VTB. To the extent that any such material remains in the possession of GoerTek or GoerTek Representatives upon the termination or conclusion of this Agreement, GoerTek, without requirement of demand or notice of any kind from VTB, shall provide, within seven business days, such material to VTB (keeping no copies, including both electronic and hard copies, or other physical embodiments of such material of any kind).

Whenever any material with copyright or patentable rights in connection with a VTB Product is prepared by GoerTek or GoerTek Representatives, either solely or in collaboration with others, including employees of VTB or any of its Affiliates, GoerTek shall use its best efforts to give VTB written notice thereof and shall furnish VTB with complete information relating thereto, including but not limited to a complete written disclosure of such copyrighted or patentable material.

GoerTek hereby irrevocably and unconditionally assigns, and agrees to cause all GoerTek Representatives irrevocably and unconditionally to assign, to VTB, all IPRs and all other right, title and interest in and to all copyrighted or patentable materials, works of authorship and other proprietary data and all other materials (as well as commercial secrets and similar rights attendant thereto) conceived, invented, designed, reduced to practice, authored or developed by GoerTek or GoerTek Representatives, either solely or jointly with others, in connection with the Work. Without limitation of any other duty of confidentiality hereunder, GoerTek and its Representatives shall keep confidential such copyrighted or patentable materials, works of authorship, proprietary data or other materials. GoerTek agrees that it shall, and shall cause its Representatives to, do all things and execute all documents as VTB may deem necessary or advisable to vest in VTB the rights referred to herein and to secure for VTB all trademark, copyright or patent protection, which may be available in respect thereof. GoerTek’s obligations hereunder shall survive the expiration or termination of this Agreement. Neither GoerTek nor any of the GoerTek Representatives shall be entitled to any additional royalty, license fee, or compensation in respect of their obligations under this Section 5.2.

5.3	Know-How and other IPRs Provided by VTB: To the extent that VTB provides any Know-How or other IPRs to GoerTek in connection with this Agreement, including any physical embodiments of such Know-How and other IPRs, such Know-How and other IPRs shall constitute VTB IPR. GoerTek shall use such Know-How and other IPRs only as necessary to fulfill its obligations under this Agreement or as authorized in writing by VTB, and only to manufacture VTB Products for VTB and for no other purpose whatsoever.
5.4	Know-How and other IPRs Provided by GoerTek: To the extent that GoerTek provides any Know-How or other IPRs to VTB in connection with this Agreement, including any physical embodiments of such Know-How and other IPRs, such Know-How and other IPRs shall constitute GoerTek IPRs. VTB shall use such Know-How and other IPRs only as incorporated into the Work to the extent they are necessary to the produce, sell or develop the VTB Products or as authorized in writing by GoerTek, and only to manufacture VTB Products for VTB and for no other purpose whatsoever.

5.5	VTB Proprietary Materials: All physical and electronic embodiments of any VTB IPRs, including without limitation BOMs, Price Analyses, design, documentation, graphic renderings, industrial design and styling sketches, diagrams, notes, software, firmware, computer files, and memoranda, and including any documents or materials generated from, including, or reflecting any VTB IPRs (collectively, “VTB Proprietary Materials”), whether generated by GoerTek, provided by VTB, provided by a third party Person designated by VTB or Goertek, or otherwise obtained by GoerTek or any GoerTek Representative, shall constitute VTB’s sole and exclusive property and shall further constitute Confidential Information as defined by Section 8 of this Agreement. Within seven business days of the expiration or early termination of this Agreement or VTB’s request, all VTB Proprietary Materials under the control of GoerTek or any GoerTek Representative shall unconditionally be returned to VTB and neither GoerTek nor any GoerTek Representatives shall retain any copies of such VTB Proprietary Materials (including any electronic or backup copies). Neither GoerTek nor any GoerTek Representative shall use any VTB Proprietary Material for any purpose other than to manufacture Products for VTB.

5.6	Specific Prohibited Actions: Without limitation of any more general obligation set forth in this Section 5, neither GoerTek nor any GoerTek Representative shall, or shall permit any Person to, reverse-compile or reverse-assemble VTB object code, or copy, edit or otherwise modify portions of VTB source code or object code or create derivative works of VTB Proprietary Materials or VTB Products. GoerTek shall not sell or otherwise provide any product incorporating or derived from any VTB IPRs to any Person other than VTB or as expressly directed in writing by VTB.

5.7	Protection of VTB Proprietary Materials: GoerTek acknowledges VTB’s right, title and interest in and to VTB IPRs and will not at any time do or cause to be done any act or thing contesting or in any way impairing or intended to impair any part of such right, title or interest. If GoerTek becomes aware of any infringement of VTB’s intellectual property rights or Confidential Information, GoerTek shall immediately notify VTB of such infringement and cooperate with VTB in the enforcement of VTB’s intellectual property rights. Any decision regarding enforcement of VTB’s intellectual property rights shall be made by VTB at its sole discretion.

5.8	Protection of GoerTek Proprietary Materials: GoerTek owns and shall retain sole and exclusive ownership of GoerTek-developed IPRs and other new legal, and equitable rights of any kind, such as patents, copyrights, hardware designs, software, documentation, processes, know-how, methodologies, architecture, specifications, technology, trade secrets, including GoerTek’s proprietary Audio Signal Processing technologies, relating exclusively to Products which are not VTB Products or derived from VTB IPRs, and except to the extent any such IPR constitutes VTB IPR (collectively, “GoerTek IPRs”), provided, however, that GoerTek hereby irrevocably and unconditionally grants VTB, and its successors, assigns, or designees an irrevocable, royalty-free, perpetual, and non-exclusive license to use GoerTek IPRs in connection with the work for the purchase, marketing, and sale of VTB Products, and Goertek covenants not to pursue any proceeding, arbitration, lawsuit, or other action against VTB, either directly or indirectly, in connection with Products incorporating GoerTek IPRs. Notwithstanding anything expressed or implied to the contrary in this Section 5.8, and without limitation of Section 5.2 hereof, any IPRs developed by GoerTek for which VTB has paid a development fee to Goertek, shall constitute Work which is owned exclusively by VTB.

5.9

Goertek Proprietary Materials: All physical and electronic embodiments of any GoerTek IPRs, (defined below) including without limitation BOMs, Price Analyses, design, documentation, graphic renderings, industrial design and styling sketches, diagrams, notes, software, firmware, computer files, and memoranda, and including any documents or materials generated from, including, or reflecting any Goertek IPRs (collectively, “GoerTek Proprietary Materials”), whether generated by VTB, provided by GoerTek, provided by a third party Person designated by GoerTek or VTB, or otherwise obtained by VTB or any VTB Representative, shall constitute GoerTek’s sole and exclusive property and shall further constitute Confidential Information as defined by Section 8 of this Agreement. Within seven business days of the expiration or early termination of this Agreement or GoerTek’s request, all GoerTek’s Proprietary Materials under the control of VTB or any VTB Representative shall unconditionally be returned to GoerTek and neither VTB nor any VTB Representatives shall retain any copies of such GoerTek Proprietary Materials (including any electronic or backup copies). Neither VTB nor any VTB Representative shall use any GoerTek Proprietary Material for any purpose other than to manufacture Products for VTB.

6.	Product Quality and Warranty

6.1	Warranty: GoerTek represents and warrants on an ongoing basis that: (a.) all Products shall be free from defects in material, manufacturing, design and workmanship, including, without limitation, cosmetic defects, and shall conform to specifications, all for a period of 12 months from date of delivery, provided, however, that GoerTek shall not be responsible for defects caused exclusively by engineering design errors in Specifications provided by VTB; (b.) VTB will acquire on delivery good, valid and marketable title to the Products and that the Products shall be free and clear of all liens, encumbrances and other restrictions; (c.) Product is new and does not contain used or refurbished parts; (d.) Products designed by GoerTek shall not infringe the intellectual property rights of any third party Person, (e.) Products will be manufactured according to the highest quality workmanship using the Consigned Materials (if provided) and otherwise the best materials according to any applicable BOM or product specifications; (f.) Products are merchantable and are fit for the specific purposes for which the Products are intended to be used, except to the extent that any failure of merchantability or fitness for the purposes intended is caused by VTB’s Specifications; and (g.) VTB Products will meet the Specifications, and VTB Products and all other Products will meet the specifications, tolerances and quality metrics specified for such Products, and will be consistent with any samples provided by GoerTek to VTB.

6.2	Non-Conforming Products: As to any Products (each, a “Non-Conforming Product”) which (i) violate any representation or warranty of GoerTek (other than with respect to the representations and warranties contained in Section 6.1(a)), VTB shall be entitled to return to GTK for rework, (or rework through a third party agreed by both VTB and GTK), or a credit equal to the full purchase price if the invoice for such products have been paid and such Non-Conforming Products have been tested as non-conforming prior to resale by VTB or (ii) violate any representation or warranty contained in Section 6.1(a), VTB shall be entitled to a refund equal to 50% of the full purchase price of such Non-Conforming Products. VTB shall use the services of a third party returns and refurbishment vendor (currently Sohnen Enterprises) to test each returned Product and to provide reports documenting the quantity and nature of each defect and will retain the defective product for use in its refurbishment operations. GoerTek shall provide a credit memo or a cash refund if no open invoice, within thirty (30) calendar days after receiving VTB’s written request, by bank transfer of immediately available funds to an account designated by VTB. VTB shall be entitled to offset the amount of any future payment to GoerTek by the amount of any unapplied credit memo. VTB shall not be required to return Non-Conforming Products to GoerTek.

6.3	Consigned Materials: “Consigned Materials” means the materials necessary for manufacturing Products that are provided by VTB. VTB agrees to deliver Consigned Materials to the destination designated by GoerTek within the lead-time agreed upon by GoerTek and VTB. VTB will use its best efforts to assure Consigned Materials arrive at GoerTek’s factory no later than seven (7) calendar days from the projected arrival date. GoerTek shall not be liable for any delayed shipments of Products to the extent such delay is caused by the late arrival of Consigned Materials. If GoerTek changes the destination, then GoerTek shall be responsible for all costs associated with transferring the Consigned Materials to the new destination. GoerTek shall retain full responsibility for the security and care of Consigned Materials and shall protect VTB against any loss or damage of Consigned Materials. GoerTek shall reimburse VTB for any Consigned Materials not used in the production of Products if, within thirty (30) calendar days after written request, such Consigned Material is not returned to VTB in materially the same condition in which it was provided to GoerTek (ignoring any reductions in quantity or amount resulting from the use of such Consigned Materials). The price and payment terms of the reimbursed parts charged to GoerTek shall be the same as the price paid by VTB. VTB shall pay approved shipping charges on any returned Consigned Material.
6.4	Production Waste and Loss: If requested by GoerTek, VTB shall provide up to 1.5% of the total quantity of its Consigned Materials for waste and production loss by GoerTek. As part of its request, GoerTek shall provide detailed information regarding the cause of said production loss and the actions taken to minimize additional loss. GoerTek will immediately notify VTB of poor quality materials if any occurrence shall take place and shall assist VTB in reconciling the settlement of claims against the third-party Person provider of said defective Consigned Materials. With the exception of defective materials, if the monthly waste and production loss of Consigned Materials exceeds 0.5% and GoerTek requests more spare parts, GoerTek shall pay for said additional parts and VTB shall supply said parts at its earliest possible opportunity. The price and payment terms of the additional spare parts charged to GoerTek shall be the same as VTB’s buying price and payment terms.

6.5	Inventory Management: Upon request, GoerTek shall submit to VTB an inventory reconciliation of all Consigned Materials. Within thirty (30) calendar days following the termination of this Agreement or VTB’s written request, as the case may be, GoerTek will return all Consigned Materials to VTB, or to any other location specified by VTB, per the shipping instructions provided by VTB. Approved shipping costs for said return shall be paid by VTB.

6.6	Management of equipment, molds, jigs and tools, etc: GoerTek shall be responsible for the management of equipment, molds, toolings, dies, jigs and tools, etc. and measuring instruments and testing apparatus, etc., necessary for production of the Products (hereinafter, the “Production Materials”), and shall manage the Production Materials such that they keep the necessary accuracy at all times, in order to maintain the quality of the Products. Any Production Materials used to manufacture VTB Products and paid for by VTB (“VTB Production Materials”) shall be the sole property of VTB. GoerTek shall grant VTB reasonable access to VTB Production Materials at all times, and shall deliver any VTB Production Material in undamaged condition (save ordinary wear and tear) to VTB at an address designated by VTB within 15 calendar days of VTB’s written request. In the event of any dispute with VTB, GoerTek shall have no lien over or right to retain any VTB Production Material beyond the time period set forth in this paragraph, and failure to turn over any VTB Production Material within the time period specified by this paragraph shall constitute a material breach. GoerTek may not use or retain any VTB Production Material to satisfy in whole or in part any claim GoerTek may have against VTB. No VTB Production Materials or Consigned Materials shall be used in the manufacture of any non-VTB products, nor used for any other purpose other than manufacturing VTB Products to fulfill GoerTek’s responsibilities under this Agreement.

6.7	Product Regulations Conformity: Unless otherwise agreed to by VTB in writing and without limitation of any other product quality requirements, Products shall adhere to the following regulations and shall be labeled accordingly: (a.) Product shall comply with the specifications of the CE mark. (b.) Emissions (EMC): CE mark for European Union (EU) market. EN55022 Class B. US/Canadian/Mexico market, FCC Class B verified. (c.) Product Safety: UL flammability rating of 94V-0 and traceable to the UL components directory. (d.) RoHS Directive (“the restriction of the use of certain hazardous substances in electrical and electronic equipment”). (e.) Product shall comply with any other specifications and requirements designated from time to time by VTB of any government, administrative, industry or other regulation or standard, of the United States, European Union, Japan, or other institution, Person, market or jurisdiction anywhere in the world, and shall be labeled accordingly.

6.8

Hazard Condition: In the event either GoerTek or VTB becomes aware of any information which reasonably supports a conclusion that a defect may exist in any Product and the defect could cause death or bodily injury to any person or property damage (hereinafter a “Hazard”), the Party becoming aware of this information shall immediately notify the other of the Hazard. Whenever possible, notification to the other Party shall precede notice to any governmental agency, unless required by law. GoerTek and VTB shall promptly exchange all relevant data and then, if practical, as promptly as possible, meet in person or telephonically to review and discuss the information, tests, and conclusions relating to the alleged Hazard. At this meeting the parties shall discuss the basis for any action, including a recall, and the origin or causation of the alleged Hazard, provided, however, that the VTB shall have the right to make the ultimate decision as to any recall or other method of addressing a Hazard. The Seller agrees and undertakes that it will indemnify and hold VTB and its Affiliates harmless from and against any and all claims, demands, causes of action, actions or suits, whether at law or in equity, judgments, decrees, damages, or any liability whatsoever asserted or entered against VTB arising out of or relating to any Hazard, except to the extent such Hazard is caused exclusively by a defect in VTB’s design as set forth in the Specifications (a “VTB Hazard”). GoerTek shall be solely responsible for all costs of all Hazards other than VTB Hazards, including the costs of effecting a recall and the related reasonable out-of-pocket costs to VTB and its customers. Each Party shall, on request, provide to the other reasonable assistance in (a.) determining how best to deal with the Hazard; and (b.) preparing for and making any presentation before any governmental agency which may have jurisdiction over Hazards involving Products.

6.9	Defective Product Condition: In the event either GoerTek or VTB becomes aware of any information which reasonably supports a conclusion that a defect may exist in any Product and the defect could cause said Product to be returned by VTB’s Customers (hereinafter a “Defect”), the Party becoming aware of this information shall immediately notify the other of the Defect. Whenever possible, notification to the other Party shall precede notice to any governmental agency, unless required by law. GoerTek and VTB shall promptly exchange all relevant data and then, if practical, as promptly as possible, meet to review and discuss the information, tests, and conclusions relating to the alleged Defect. At this meeting the parties shall discuss the basis for any action, including a recall, and the origin or causation of the alleged Defect, provided, however, that the VTB shall have the right to make the ultimate decision as to any recall or other method of addressing a Hazard. GoerTek agrees and undertakes that it will indemnify and hold VTB and its Affiliates harmless from and against any and all claims, demands, causes of action, actions or suits, whether at law or in equity, judgments, decrees, damages, or any liability whatsoever asserted or entered against VTB arising out of or relating to any Defect, except to the extent such Hazard is caused exclusively by a defect in VTB’s design as set forth in the Specifications (a “VTB Defect”). GoerTek shall be solely responsible for all costs of all Defects other than VTB Defects, including the costs of effecting a recall and the related reasonable out-of-pocket costs to VTB and its customers. Each Party shall, on request, provide to the other reasonable assistance in (a.) determining how best to deal with the Defect; and (b.) preparing for and making any presentation before any governmental agency which may have jurisdiction over Defects involving Products.

7.	Additional Covenants

7.1	Exclusivity: GoerTek shall manufacture VTB Products exclusively for VTB, and shall not provide any VTB Product or derivative thereof to any other Person. Without limitation of the foregoing, GoerTek and the GoerTek Parent Company shall not, and shall cause each of their respective Affiliates not to, sell VTB Products or derivatives thereof under a different label in the PRC or any other market.

7.2	Most Favored Pricing: Notwithstanding anything expressed or implied to the contrary in this Agreement, GoerTek shall provide terms and conditions for the purchase of the Components and Services by VTB that are no less favorable to VTB than those offered from time to time by GoerTek or any of its Affiliates to any other customer for similar Components or Services on a worldwide basis irrespective of volume commitments.

7.3	Working Conditions: GoerTek shall, and shall cause its Affiliates and Vendors to, comply with all applicable PRC laws, regulations, and guidelines relating to employment, working conditions, occupational health and safety, and environmental compliance, and, without limitation of any other remedy available to VTB hereunder, GoerTek shall defend, indemnify, and hold harmless VTB, its OEM customers, and their respective directors, officers, employees, agents, customers and distributors from any damage to any of their reputations, business, or public image as a result of GoerTek’s violation of this Section 7.3.

7.4	Audit Rights: VTB shall have the right, at any time and from time to time during the term of this Agreement, to audit GoerTek’s compliance with the terms of this Agreement (an “Audit”). VTB may appoint one or more independent auditors (an “Independent Auditor”) to assist with an Audit. The scope of an Audit may include, without limitation, the accuracy of any Price Analysis or BOM, compliance with GoerTek’s obligations of confidentiality, compliance with the most favored pricing obligation set forth in Section 7.2 hereof, and compliance with the provisions relating to VTB IPR.

GoerTek shall, and shall cause each Vendor and GoerTek Representative to, co-operate fully with any Audit and provide any materials reasonably requested in connection therwith. Without limitation of the generality of this obligation, VTB and any Independent Auditor may inspect, during normal business hours, the premises and facilities of GoerTek and GoerTek Representatives. GoerTek shall further make its, and each of its Affiliates, Vendors, employees, contractors, directors, officers and other representatives available for interview by VTB and any Independent Auditor at reasonable times and places, and shall cause all such Persons to cooperate fully with any Audit, and shall promptly provide any books, records, or other documents requested by VTB or an Independent Auditor in such form as may be requested by VTB or such Independent Auditor.

GoerTek shall retain and preserve all contracts, emails, purchase orders, projections, shipping receipts, production notes, and other documents concerning or relating to any provision of this Agreement for a period of at least two years from the date such document was created or received.

VTB shall pay for the full costs and fees associated with any Independent Auditor, provided, however, that GoerTek shall pay, on time and in full, the full costs and fees of an Independent Auditor if the Independent Auditor’s report reflects any breach by GoerTek of this Agreement. To the extent that VTB has paid or pays any such costs or fees, GoerTek shall reimburse VTB for such costs and fees within ten calendar days of being notified of the relevant amount by VTB.

Notwithstanding anything to the contrary in this Section 7.5, to the extent Goertek is unable to disclose or make available information as a result of a bona fide contractual confidentiality obligation with third parties or under applicable law, Goertek may redact or anonymize such information to the extent necessary to comply with such obligations or laws.

8.	Confidential Information, Liability and Indemnification

8.1	Confidential Information: “Confidential information” means any and all confidential and proprietary information, including both technical and non-technical information, exchanged among the Parties at any time, before or after the date of this Agreement, whether verbally or in writing or by other means, and including: (a) copyright, trade secret and proprietary information; (b) techniques, algorithms, firmware and software programs related to the current, future and proposed business, products and service of a Party; (c) information concerning research, engineering, industrial design and styling; (d) financial information, procurement requirements, purchasing information, customer lists, business forecasts, sales and merchandising information, marketing plans and marketing information; (e) the terms and conditions of this Agreement; or (f) any other information that has been designated as “Confidential.” Each Party shall at all times, both during the term of this Agreement and after its expiration, keep in confidence, and not disclose to any third party, any Confidential Information of the other Parties and shall not use such Confidential Information without the protected Party’s express written consent except in the performance of its duties or as contemplated under this Agreement. GoerTek and the GoerTek Parent Company agree that they shall not disclose VTB’s Confidential Information to their own employees, advisors, agents or independent contractors except to the extent necessary for the purposes permitted under this Agreement and in such case, only if the disclosing Party (a.) first obtains from such parties a signed confidentiality agreement with terms at least as restrictive as those specified in this Agreement and which expressly names VTB as an intended third-party beneficiary with standing to sue and (b.) first provides a copy of said confidentiality agreement to VTB.

8.2	Protection of Confidential Information: Each Party will take reasonable measures to maintain the confidentiality of the Confidential Information, but not less than the measures it uses for its own Confidential Information of similar type. Each Party will immediately give notice to the other Parties of any unauthorized use or disclosure of the Confidential Information. Each Party agrees to assist the other Parties in remedying such unauthorized use or disclosure of the Confidential Information. The foregoing obligation, and the obligations described in Section 8.1, will not apply to the extent that the receiving Party can demonstrate that the disclosed information is: (i) information which it learned from a third party Person having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party Person; (ii) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted Party or any other Person under a duty of confidentiality. In the event that any Party is requested or becomes legally compelled (including, pursuant to any applicable tax, securities, stock exchange rules or regulations or other laws and regulations of any jurisdiction) to disclose any Confidential Information, such Party shall provide the protected Party with prompt written notice of that fact and shall consult with the protected Party regarding such disclosure. At the request of the protected Party, the restricted Party shall, to the extent available, seek a protective order, confidential treatment or other appropriate remedy. In any event, the restricted Party shall furnish only that portion of the Confidential Information that is legally required to be disclosed and shall use its best efforts to obtain reliable assurance that confidential treatment will be accorded such information.
8.3	Limitation of Liability: VTB’s liability to GoerTek under this Agreement shall be limited to the total purchase price for Products duly ordered according to valid POs issued by VTB and accepted by GoerTek and the cost of any Remaining Materials.

8.4	GoerTek Indemnification: Without limitation of any other remedy available to VTB, GoerTek agrees to defend, indemnify and hold harmless VTB, its OEM customers, and their respective directors, officers, employees, agents, customers and distributors from and against any and all claims, actions, demands, legal proceedings, liabilities, damages, judgments, settlements, reasonable costs and expenses, including, without limitation, attorneys’ reasonable fees and costs, arising out of or in connection with any alleged or actual: (a.) breach of any of GoerTek’s covenants, representations, or warranties contained in this Agreement; (b.) violation by GoerTek of any governmental laws, rules, ordinances or regulations; (c.) claim arising out of or relating to Products that contain used or refurbished parts (except to the extent that VTB expressly orders such Products in an accepted PO and such Products are clearly and conspicuously labeled by GoerTek as containing used or refurbished parts); (d.) products liability claim or other claim relating to the quality, manufacture, safety, or function of any Products, except to the extent such claim arises solely from defects in VTB’s design or actions by VTB; (e.) claim by or on behalf of Vendors or agents that is related to the purchase of the Products by VTB under this Agreement or (f) infringement of any intellectual property rights held by a third party with respect to IPRs provided by GoerTek or any of its Affiliates to VTB.

8.5	VTB Indemnification: Without limitation of any other remedy available to GoerTek, VTB agrees to defend, indemnify and hold harmless GoerTek and its Representative and their respective directors, officers, employee, attorneys, and agents, and its successors, licensee and assigns (the “GoerTek Indemnified Parties”) from any and all claims which may be obtained against, imposed upon or suffered by the GoerTek Indemnified Parties by reason of or arising out of any infringement of any intellectual property right held by a third party with respect to IPRs provided by VTB or any of its Affiliates to GoerTek.

9.	Termination and Term of Agreement

9.1	Term of Agreement: This Agreement shall begin on the Effective Date and continue for a period of 2 years from the date hereof (the “Initial Term”), unless earlier terminated under any of the following provisions:

a)	Breach: GoerTek may terminate this Agreement, effective sixty (60) calendar days after serving written notice, if VTB commits a material breach of the terms hereof, unless, in the case of a breach capable of remedy; (a.) specific action to cure the breach is taken within thirty (30) calendar days of the receipt by the defaulting Party of notice specifying the breach and requiring its remedy; (b.) the breach is remedied in all material respects within sixty (60) calendar days of the receipt by the breaching Party of notice specifying the breach, and; (c.) the breaching Party takes prompt and reasonable action to minimize the effect of such breach and to prevent future such breaches. VTB may terminate this Agreement, effective sixty (60) calendar days after serving written notice, if GoerTek or the GoerTek Parent Company commits a material breach of the terms hereof, unless, in the case of a breach capable of remedy; (a.) specific action to cure the breach is taken within thirty (30) calendar days of the receipt by the defaulting Party of notice specifying the breach and requiring its remedy; (b.) the breach is remedied in all material respects within sixty (60) calendar days of the receipt by the breaching Party of notice specifying the breach, and; (c.) the breaching Party takes prompt and reasonable action to minimize the effect of such breach and to prevent future such breaches.

b)	Insolvency: GoerTek may terminate this Agreement upon seven (7) calendar days notice if VTB (a.) enters into bankruptcy, liquidation, or similar proceedings, or; (b.) becomes insolvent or unable to pay its debts in the ordinary course of business, or; (c.) ceases doing business as an ongoing concern. VTB may terminate this Agreement upon seven (7) calendar days notice if GoerTek or the GoerTek Parent Company (a.) enters into bankruptcy, liquidation, or similar proceedings, or; (b.) becomes insolvent or unable to pay its debts in the ordinary course of business, or; (c.) ceases doing business as an ongoing concern
9.2	Extension: This Agreement will automatically renew for an extended term of one year at the expiration of the Initial Term or any extension thereof, unless either GoerTek or VTB provides written notice of non-renewal to the other of such Parties at least 60 calendar days prior to such expiration.

9.3	Surviving Termination: At least ten (10) calendar days prior to the termination date of this Agreement, GoerTek will provide unambiguous and thorough documentation as necessary for VTB to reconcile its Consigned Materials and other inventory held by GoerTek and to carry on its activities with Vendors as provided in this Agreement, including Vendor contact information, purchasing records, etc. For a period of six (6) months following the termination date of this Agreement, GoerTek will provide VTB with reasonable assistance and information to facilitate the return of Consigned Materials and other inventory materials to VTB and for the uninterrupted continuation of VTB’s purchasing activities initiated under this Agreement. After the expiration or early termination of this Agreement in accordance with the terms hereof, this Agreement shall forthwith become null and void, and there shall be no further liability or obligation on the Parties; provided, however, that (i) this Section 9.3 and Sections 1, 5, 6, 7.1, 7.3, 8, and 10 shall survive termination of this Agreement, and (ii) each Party shall remain liable to the other Parties for any breach of this Agreement existing at the time of such termination or in respect of any PO accepted prior to termination.

10.	General

10.1	Governing Law and Dispute Resolution: This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law principles. The United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

The Parties shall use good faith efforts to resolve any dispute, controversy or claim arising out of, relating to or in connection with this Agreement or the breach, termination or invalidity thereof (“Dispute”) through friendly consultations among the Parties. If no settlement is reached within twenty (20) calendar days from the date one Party notifies another Party in writing of its intention to submit the Dispute to arbitration in accordance with this clause, then any such Dispute will be finally and exclusively settled by arbitration by the Hong Kong International Arbitration Center (HKIAC) in accordance with the HKIAC Administered Arbitration Rules as then in effect and as may be amended by this Article Dispute Resolution.

The place of arbitration will be in Hong Kong at the HKIAC. The arbitration proceedings will be conducted in English. The arbitration tribunal (“Tribunal”) will consist of three (3) members. GoerTek and the GoerTek Parent Company will together select one (1) arbitrator, and VTB will select one (1) arbitrator. Each Party-appointed arbitrator shall be appointed within twenty (20) days of commencement of the arbitration. The presiding arbitrator will be selected by agreement between the arbitrators selected by the Parties or, failing agreement within ten (10) calendar days of the appointment of the arbitrators selected by the Parties, by the Secretary General of the HKIAC.

Without limiting the power of the Tribunal to issue any particular type of relief, the Tribunal is specifically empowered to award preliminary and permanent equitable or injunctive relief, specific performance and/or damages. The Tribunal shall award the costs of arbitration (including, without limitation, witness expenses and attorneys’ fees) against the losing party, unless the Tribunal specifically determines that such an award would be unjust.

In any arbitration proceeding, each Party will cooperate with the other Parties in making full disclosure of and providing complete access to all information and documents requested by such other Party which are reasonably likely to be relevant to the contested issues in such arbitration proceeding, subject to any confidentiality obligations to third parties binding on such Party, and subject to the attorney-client and related privileges against disclosure.

The arbitration award will be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. Any arbitration award may be enforced by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of that Party are located, and will be enforceable in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958) or under the Arrangement Concerning Mutual Enforcement of Arbitral Awards Between the Mainland China and the Hong Kong Special Administrative Region, as the case may be. The costs (including, without limitation, attorneys’ fees) of enforcing the arbitration award shall be borne by the party resisting such enforcement.

10.2	Notices: Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been fully given or made when personally delivered, delivered by a reputable express courier service, or when sent by electronic mail to the addresses set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day, or on the next Business Day if sent by electronic mail to the addresses set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day, or three (3) calendar days after being mailed by registered or certified mail, postage prepaid, to the following addresses or such other addresses as a Party may provide by notice to the other Party from time to time:

For GoerTek and GoerTek Parent Company legal matters:	Att: Long Jiang, President
long.jiang@goertekusa.com 2620 Augustine Dr., Suite 245, Santa Clara CA 95054

For GoerTek and GoerTek Parent Company purchasing, delivery, and financial matters:	Att: Tina Ren, Account Manager
tina.ren@goertek.com 5F, No. 3 Building, Fortune Centre No. 18, Qinling Road, Laoshan District Qingdao, 266061 China

For GoerTek and GoerTek Parent Company project development matters:	Att: Kenneth Li, Program Manager
kenneth.li@goertek.com Joe Lu, Product Manager Joe.Lu@goertekusa.com 2620 Augustine Dr., Suite 245, Santa Clara CA 95054

For VTB legal and technical matters:	Att: Carmine J. Bonanno, President and CEO
Carmine@voyetra.com 150 Clearbrook Rd., Ste 162 Elmsford, NY 10523

For VTB purchasing and delivery matters:	Att: Frederick J. Romano, Executive VP and COO Fred@voyetra.com Cc: Scott Rankin, Director of Operations srankin@voyetra.com 150 Clearbrook Rd., Ste 162 Elmsford, NY 10523

For VTB financial matters:

Att: Bruce Murphy, CFO

Bruce.murphy@turtlebeach.com

cc: Rhonda Robinson, Director of Finance

Rhonda@voyetra.com

cc: Frederic J. Romano, Executive VP and COO

Fred@voyetra.com

150 Clearbrook Rd., Ste 162

Elmsford, NY 10523

10.3	Assignment: Neither this Agreement, nor any rights or obligations contained therein, may be assigned or delegated by GoerTek or the GoerTek Parent Company without the prior written consent of VTB, and any such purported assignment or delegation shall be void and of no effect. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.
10.4	Amendments and Waivers: No amendment, modification or waiver of any provision of this Agreement shall be effective unless set forth in a writing executed by an authorized representative of each Party. No failure or delay by any Party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy. No waiver of any provision of this Agreement shall constitute a continuing waiver or a waiver of any similar provision unless expressly set forth in a writing signed by an authorized representative of each Party.

10.5	Compliance with Law: Each Party agrees to comply with all applicable laws, rules, regulations, orders and ordinances of the United States and in any other state or country with jurisdiction over the Party or the Party’s activities in performance of its obligations hereunder, including, without limitation, all applicable import or export regulations and all licensing or permitting requirements.

10.6	Severability: Should any provision herein be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be modified to reflect the intentions of the Parties. All other terms and conditions shall remain in full force and effect. All headings and section captions in this Agreement are for reference only and shall not be considered in construing this Agreement.

10.7	Independent Parties: The relationship created between GoerTek and VTB under this Agreement shall be that of seller and purchaser. Neither GoerTek nor any GoerTek Representative shall under any circumstances be deemed agents or representatives of VTB and GoerTek shall have no right to enter into any contracts or commitments in the name or on behalf of VTB or to bind VTB in any respect whatsoever, except as VTB may specifically authorize in writing.

10.8	Force Majeure: No Party will be liable for any delay in performing under this Agreement to the extent such delay is caused by weather, fire, explosion, floods, riots or civil disturbances, in each case to the extent such condition is beyond the Party’s reasonable control. Such delay, however, shall only be excused for the period during which such condition continues.

10.9	Specific Performance: Each Party hereto agrees that its obligations hereunder are necessary and reasonable in order to protect the other Parties to this Agreement, and each Party expressly agrees and understands that monetary damages would inadequately compensate an injured Party for the breach of this Agreement, that this Agreement shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages or posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

10.10	Parent Company Guarantee: The GoerTek Parent Company hereby unconditionally and irrevocably guarantees to VTB each obligation of GoerTek under this Agreement, and any accepted PO under this Agreement, in accordance with the terms and conditions contained herein and therein. The liability of the GoerTek Parent Company as aforesaid shall not be released or diminished by any arrangements or alterations of terms of this Agreement or any forbearance, compromise, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance or the dissolution or insolvency or liquidation or any change in the constitution or the status of the GoerTek Parent Company or GoerTek. The GoerTek Parent Company hereby waives any rights which it may have to require VTB to proceed first against or claim payment from GoerTek. This guarantee is to be a continuing security to VTB. The GoerTek Parent Company’s obligations under this Section 10.10 are primary obligations and not those of a mere surety. The GoerTek Parent Company agrees that if any obligation in this Agreement may not be enforceable against or recoverable from GoerTek by reason of any legal limitation, disability or incapacity of such entity or any other fact or circumstance, such obligation shall nevertheless be enforceable against or recoverable from the GoerTek Parent Company as though the same had been incurred by it and it was the sole or principal obligor in respect thereof and shall be performed or paid by it on demand.

10.11	Interpretation: When a reference is made in this Agreement to Sections, paragraphs or Schedules, such reference shall be to a Section, paragraph, or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References herein to any gender include each other gender. The Schedules hereto are an integral part of this Agreement and shall be deemed part of this Agreement and included in any reference to this Agreement. In this Agreement, following terms shall have the meanings ascribed to them below

10.12	Entire Agreement: This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein, and merges all prior discussions and agreements, both oral and written, matter contained herein, and merges all prior discussions and agreements, both oral and written, between the Parties. Any POs issued by VTB to GoerTek after the Effective Date shall be governed by this Agreement and not by any prior agreement between VTB and GoerTek.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written herein.

Agreed to and accepted on behalf of VTB:			Agreed to and accepted on behalf of GoerTek:

[Company Chop and Authorized Signature Below]

By:	/s/ Frederick J. Romano	1/20/2012	By:	/s/ Long Jiang	1/17/2012
	Frederick J. Romano, Exec VP, COO	Date		Long Jiang, Legal Representative	Date

Agreed to and accepted on behalf of the GoerTek Parent Company:

[Company Chop and Authorized Signature Below]

By:		1/17/2012
	[X], Legal Representative	Date